UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

U.S. Bancorp

(Exact name of registrant as specified in its charter)

Delaware	41-0255900
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

800 Nicollet Mall

Minneapolis, Minnesota 55402

(Address of principal executive offices and zip code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Floating Rate Notes, Series CC (Senior), due May 21, 2028	New York Stock Exchange
4.009% Fixed-to-Floating Rate Notes, Series CC (Senior), due May 21, 2032	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

333-270467

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered

The securities to be registered hereby are €500,000,000 aggregate principal amount of floating rate notes, Series CC (Senior), due May 21, 2028 (the “2028 Notes) and €750,000,000 aggregate principal amount of 4.009% fixed-to-floating rate notes, Series CC (Senior), due May 21, 2032 (the “2032 Notes” and, together with the 2028 Notes, the “Notes”) of U.S. Bancorp (the “Company”). The description of the general terms and provisions of the applicable Notes set forth under (i) “Description of Notes” and “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement dated April 21, 2023, as filed with the Securities and Exchange Commission (the “Commission”) on April 21, 2023 pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the “Act”), to the Prospectus (the “Base Prospectus”), included in the Company’s registration statement on Form S-3ASR (File No. 333-270467), as filed with the Commission on March 10, 2023, and (ii) “Supplemental Description of the Notes” and “Supplemental United States Federal Income Tax Consequences” in the final Pricing Supplement dated May 14, 2024, as filed with the Commission on May 15, 2024, pursuant to Rule 424(b)(2) under the Act, are incorporated herein by reference.

Item 2. Exhibits

The following exhibits are filed as part of this Registration Statement and with the New York Stock Exchange LLC:

Exhibit No.	Description

4.1	Indenture dated as of October 1, 1991 between the Company and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated November 12, 1991).

4.2	First Supplemental Indenture dated as of April 21, 2017 between the Company and Citibank, N.A., as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K dated April 21, 2017).

4.3	Officers’ Certificate and Company Order, dated as of April 21, 2023, establishing the form and certain terms of the Medium-Term Notes, Series CC (Senior) (excluding exhibits thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on April 21, 2023).

4.4	Form of Master Global Note, Series CC (Senior) (filed herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: May 21, 2024

U.S. Bancorp

By:	/s/ James L. Chosy
Name:	James L. Chosy
Title:	Senior Executive Vice President and General Counsel